Exhibit 99.1




FOR IMMEDIATE RELEASE


         James E. Harrison
         Vice President, Investor Relations
         856-346-8207
         www.amwater.com


               American Water Works Receives Regulatory Approval
                  In Three More States for Acquisition by RWE


     Voorhees, NJ - November 21, 2002 - American Water Works Company, Inc. (NYSE:AWK) announced that yesterday approvals were received from state regulatory agencies in Illinois, New Jersey and New York for the Company's acquisition by RWE AG. Requests for regulatory approval are still pending in Arizona, California and West Virginia. The Public Service Commission in West Virginia approved the transaction on October 23, 2002, and that approval is expected to become effective upon the resolution of certain pending procedural issues.

     The Company also reported that on November 15, 2002 the Administrative Law Judge (ALJ) that conducted the investigation of the request in California issued a recommendation that the California Public Utility Commission approve the transaction with conditions. The ALJ's decision was received one month earlier than anticipated by the original calendar established by the Commission.

     As a result of these recent developments, the Company now anticipates the acquisition by RWE AG may occur during the first quarter of 2003.

     Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

                                      ##